CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF SERIES C CONVERTIBLE PREFERRED STOCK OF BioPower Operations Corporation

a Nevada corporation

The undersigned Chief Executive Officer of BioPower Operations Corporation ("Corporation"), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to the authority contained in the Corporation's Articles of Incorporation (as amended to date, the "Articles") and pursuant to Section 78.1955 of the Nevada Revised Statutes ("NRS"), and in accordance with the provisions of the resolution creating a series of the class of the Corporation's authorized preferred stock designated as Series C Convertible Preferred Stock as follows:

FIRST: The Articles of the Corporation authorizes the issuance by the Corporation of 100,000,000 shares of common stock, $0.0001 par value per share (the "Common Stock") and 5,000,000 shares of preferred stock (the "Preferred Stock"), and, further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board of Directors of the Corporation dated June 29th, 2021, the Board of Directors designated 900,000 shares of the Preferred Stock as Series C Convertible Preferred Stock nil par value per share (the "Series C Stock"), pursuant to a resolution pr oviding that a series of preferred stock of the Corporation be and hereby is created, and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating , optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

SERIES C CONVERTIBLE PREFERRED STOCK

Section 1. Powers and Rights of Series C Stock.

(a) Designation. There is hereby designated a class of Preferred Stock of the Corporation as the Series C Convertible Preferred Stock, nil par value per share of the Corporation (the "Series C Stock"). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series C Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series C Convertible Preferred Stock (this "Certificate of Designations"). For purposes hereon, a holder of share(s) of Series C Stock shall be referred to as a "Series C Holder."

(b) Number. The number of authorized shares of the Series C Stock is nine hundred thousand (900,000) shares.

Section 2. Conversion.

(a) Optional Conversion. Subject to the other terms and conditions herein, a Series C Holder shall have the right from time to time and at any time following the date that is one (1) year after the date on the signature page of this Certificate of Designations, to convert (each, a "Conversion") each outstanding share of Series C Stock held by such Series C Holder into 450 shares of common stock (the "Conversion Rate"), par value $0.0001 per share, of the Corporation (the "Common Stock"). The shares of Common Stock issued upon conversion of the Series C Stock shall be referred to as the "Conversion Shares". A share of Series C Stock may be converted solely in full, and no fractional conversion of a share of Series C Stock may be completed.

(b) Process for Conversion. A Series C Holder shall elect a Conversion by delivering to the Corporation a notice of conversion in the form as attached hereto as Exhibit A (the "Notice of Conversion"). Together with the Notice of Conversion, the Series C Holder shall surrender any certificate or certificates for the Series C Stock being converted, duly endorsed, provided that the Series C Stock is not initially intended to be certificated. The calculation of Conversion Shares to be issued as set forth in the Notice of Conversion shall be subject to confirmation and approval of the Corporation. The Conversion shall be deemed to have been effected on the date the Notice of Conversion is submitted to the Corporation if delivered by facsimile, e-mail or other reasonable means of communication dispatched prior to 6:00 p.m., Eastern time, and provided that if the Notice of Conversion is not delivered by such time then the effective date of the Conversion shall be the next Business Day (as applicable, the "Conversion Date") and the Notice of Conversion shall be deemed automatically updated accordingly. The Corporation shall cause the applicable Series C Holder to be recorded in the books and records of the Corporation as the beneficial owner of the applicable Conversion Shares as of the Conversion date and, if so requested by the Series C Holder shall, within five Business Days, issue and deliver to the applicable Series C Holder a certificate or certificates for the number of Conversion Shares to which such Series C Holder shall be entitled as aforesaid, subject to the provisions below. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Corporation is participating in the Depository Trust Corporation ("DTC") Fast Automated Securities Transfer program, upon request of the applicable Series C Holder and its compliance with the provisions set forth herein, the Corporation shall use its commercially reasonable efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the applicable Series C Holder by crediting the account of applicable Series C Holder's Prime Broker with DTC through its Deposit and Withdrawal at Custodian system. The term "Business Day" shall mean any day, other than a Saturday or Sunday or a day on which commercial banks in the State of Nevada are authorized or obligated by law or executive order to close.

(c) Concerning the Conversion Shares. The shares of Common Stock issuable upon conversion of the Series C Stock may not be sold or transferred unless: (i) such shares of Common Stock are sold pursuant to an effective registration statement under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") or (ii) the Corporation and its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration (such as Rule 144 or a successor rule) ("Rule 144"); or (iii) such shares of Common Stock are transferred to an "affiliate" (as defined in Rule 144) of the applicable Series C Holder who agrees to sell or otherwise transfer the shares only in accordance with this section and who is an accredited

investor (as defined in Rule 501 under Regulation D promulgated pursuant to the Securities Act). Any restrictive legend on any certificates representing shares of Common Stock issuable upon conversion of the Series C Stock shall be removed and the Corporation shall issue to the applicable Series C Holder a new certificate therefore free of any transfer legend if the Corporation or its transfer agent shall have received an opinion of counsel from applicable Series C Holder's counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that (i) a public sale or transfer of such Common Stock may be made without registration under the Securities Act, which opinion shall be accepted by the Corporation so that the sale or transfer is effected; or (ii) in the case of the Common Stock issuable upon conversion of the Series C Stock such security is registered for sale by the applicable Series C Holder under an effective registration statement filed under the Securities Act; or otherwise may be sold pursuant to an exemption from registration.

(d) Adjustment Due to Stock Splits, Etc. Without limiting any provision herewith, if the Corporation at any time on or after the date of the filing of this Certificate of Designations subdivides or combines (by any stock split, stock dividend, stock combination, recapitalization or other similar transaction) the outstanding shares of Common Stock into a lessor or greater number of shares, the Conversion Rate in effect immediately prior to such subdivision will be equitably and proportionately adjusted with respect to any future Conversions. By way of example and not limitation, in the event of a two-for-one forward split of the Common Stock, whereby each share of Common Stock is converted into two shares of Common Stock, the Conversion Rate shall be increased by 100%, and in the event of a two-for-one reverse split of the Common Stock, whereby each share of Common Stock is converted into one half of a share of Common Stock, the Conversion Rate shall be reduced by 50%. Any adjustment pursuant to this Section 2(d) shall become effective immediately after the effective date of such subdivision or combination. All calculations under this Section 2(d) shall be made by rounding to the nearest whole share.

(e) Adjustment Due to Merger, Consolidation, Etc. If, at any time when the Series C Stock is issued and outstanding and prior to conversion of the applicable share(s) of Series C Stock, the Common Stock is converted into another class of securities of the Corporation or any successor entity to the Corporation, whether by way of merger, reorganization, re-incorporation or otherwise (the "Replacement Securities"), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) automatically upon the consummation of the applicable transaction shall be deemed a reference to such Replacement Securities. In the event that the Corporation completes a share exchange with another entity wherein all of the issued and outstanding shares of Common Stock are exchanged for equity interests in the other entity (the "Exchanged Securities"), any reference herein to the Common Stock (whether standing alone or as part of another defined term herein) automatically upon the consummation of the applicable transaction shall be deemed a reference to such Exchanged Securities. The adjustments in this Section 2(e) shall be undertaken each time any such event occurs.

(f) Additional Provisions.

(i) No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the Conversion of the Series C Stock. As to any fraction of a share of Common Stock which the Series C Holder would otherwise be entitled to acquire upon such Conversion, the Corporation shall at its election, either pay

a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board, or round up to the next whole share of Common Stock.

(ii) The issuance of Conversion Shares on conversion of Series C Stock shall be made without charge to any Series C Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Series C Holders of such shares of Series C Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person (as defined below) or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. For purposes hereof, "Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(iii) The Corporation covenants that during the period the Conversion right exists, the Corporation will reserve from its authorized and unissued Common Stock a sufficient number of shares, free from preemptive rights, to provide for the issuance of Conversion Shares upon the full conversion of the Series C Stock issued and outstanding.

Section 3. Vote. Other than as set forth in any other section of this designation, which section shall govern as with respect to such vote, each share of Series C Stock shall, on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote, vote together with the Common Stock, or any class thereof, as applicable, as one class on such matter for as long as the share of Series C Stock is issued and outstanding and each share of Series C Stock shall have a number of votes equal to the number of Conversion Shares which would be issuable with respect to such Series C Stock as of the date of such vote.

Section 4. Dividends and Distributions. Other than as specifically set forth herein, the Series C Stock is not entitled to receive any dividends or distributions due solely to its status as Series C Stock, but shall be entitled to participate in any dividends or distributions paid on the shares of Common Stock, as, if and when declared by the Board, assuming each one of Class C Preferred Stock was converted into a number of shares of Common Stock equal to the number of Conversion Shares which would be issuable with respect to such Series C Stock as of the record date for such dividend or distribution.

Section 5. Lock-Up.

(a) Lock-Up. Other than as set forth in this Section 5, a Series C holder may not and shall not Transfer (as defined below), or publicly disclose the intention to Transfer, any one or more shares of Series C Stock without the prior written approval of the Corporation in its sole discretion, and the Corporation and any of its transfer agent(s) on its behalf are hereby authorized (a) to decline to register any Transfer of one or more shares of Series C Stock if

such Transfer would constitute a violation or breach of the provisions of this Certificate of Designations and (b) to imprint on any certificate representing a share or shares of Series C Stock. Each Series C Holder hereby authorizes the Corporation and any of its transfer agent(s) to place stop-transfer restrictions on the stock register and other records relating to the shares of Series C Stock.

(b) Definition. For purposes herein, "Transfer" means, with respect to any share(s) of Series C Stock and the associated interest in the Corporation, a transaction by which a Series C Holder transfers or assigns such share(s) of Series C Stock to another Person who is or becomes a stockholder of the Corporation, and includes a sale, offer for sale, sale, pledge or other disposition of (or entry into any transaction or device that is designed to, or could be expected to, result in the disposition by a Series C Holder at any time in the future of) of any share(s) of Series C Stock, or the entry into of any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic or other benefits or risks of ownership of share(s) of Series C Stock, whether any such transaction is to be settled by delivery of share(s) of Series C Stock or other securities, in cash or otherwise

(c) Exclusions. The provisions of Section 5(a) shall not apply to any Transfer of share(s) of Series C Stock to an Affiliate of the applicable Transferring Class C Holder provided that, in the case of any such Transfer, the recipient of the applicable shares of Series C Stock delivers to the Corporation in writing, prior to any such Transfer, a written acknowledgement that such recipient has received a copy of this Certificate of Designations and is aware of the provisions herein, including those as set forth in this Section 5. "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

(d) Transfer Void. Any Transfer of share(s) of Series C Stock in contravention of this provisions of this Section 5 shall be null and void *ab initio* and of no force or effect, and the Corporation shall not recognize the proposed recipient thereof as the holder of the applicable share(s) of Series C Stock.

Section 6. Amendment.

(a) The Corporation may not, and shall not, amend or repeal this Certificate of Designations without the prior written consent of (i) Series C Holders holding a majority of the Series C Stock then issued and outstanding, in which vote each share of Series C Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series C Holders and (ii) CHINA ENERGY PARTNERS, LLC, a Florida limited liability company, and any such act or transaction entered into without such vote or consent shall be null and void *ab initio*, and of no force or effect.

Section 7. Miscellaneous.

(a) Legend. Any certificates representing the Series C Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE

NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b) Lost or Mutilated Series C Stock Certificate. If any certificate for the Series C Stock held by the Series C Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series C Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c) Interpretation. If the Corporation or any Series C Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney's fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Corporation or the Series C Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series C Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(e) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.

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EXHIBIT A

BioPower Operations Corporation

CONVERSION NOTICE

Reference is made to the Certificate of Designations of Preferences and Rights of Series C Convertible Preferred Stock of BioPower Operations Corporation (the "Corporation") dated as of [__], 2021, designating the rights and preferences of the Series C Convertible Preferred Stock of the Corporation (the "Certificate of Designations"). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, nil par value per share (the "Series C Stock"), of the Corporation indicated below into shares of common stock, $0.0001 par value per share (the "Common Stock"), of the Corporation, as of the date specified below.

Date of Conversion:____

90% of the Number of shares of Common Stock outstanding:________________

Number of shares of Series C Stock to be converted:______________________

Tax ID Number: ____

Number of shares of Common Stock to be issued:__________________________

Please issue the shares of Common Stock into which the Series C Stock is being converted in the following name and to the following address:

Issue to:_________________________________

____

Address: _________________________________

Telephone Number: ________________________

Facsimile Number:_________________________

Holder:__________________________________

By:______________________

Title:_____________________

Dated:_______________________

Account Number (if electronic book entry transfer):______________________

Transaction Code Number (if electronic book entry transfer):________________

IN WITNESS WHEREOF, BioPower Operations Corporation has caused this Certificate of Designations to be signed by a duly authorized officer on August 27, 2021.

BioPower Operations Corporation

____
Name:
Title: